Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 590 to the Registration Statement of Claymore ETF Trust (Form N-1A; File No. 333-134551) of our reports dated July 31, 2017 on the financial statements and financial highlights of each of the series constituting Claymore ETF Trust included in the Annual Reports to shareholders for the year ended May 31, 2017.
/s/ Ernst & Young LLP

Tysons, Virginia
September 28, 2017